Exhibit 10.2.2

DYADIC INTERNATIONAL, INC.

2021 EQUITY INCENTIVE AWARD PLAN

Restricted Stock Unit Award Grant Notice

Dyadic International, Inc., a Delaware corporation, (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to the Holder named below a Restricted Stock Unit Award (the “Award”) for the number of restricted stock units (“Restricted Stock Units”) set forth below. The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Award Grant Notice (this “Grant Notice”) and in the Restricted Stock Unit Award Agreement (the “RSU Award Agreement”) and the Plan, both of which are attached hereto and hereby incorporated herein by reference. Capitalized terms used but not defined in this Grant Notice shall have the meanings set forth in the RSU Award Agreement or the Plan, as applicable.

Participant Name:

Participant ID:

Plan Name:

Award Number:

Shares Granted:

Award Type:

Award Date:

Vesting Schedule: Subject to the Participant not experiencing a Termination of Service prior to any’s Continuous Service through the applicable vesting date, the unvested Restricted Stock Units will vest in accordance with the following vesting schedule

Additional Terms/Acknowledgements: The Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the RSU Award Agreement and the Plan.  The Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the RSU Award Agreement, the Plan and the Participant’s written employment agreement (if any) with the Company set forth the entire understanding between the Participant and the Company regarding the Restricted Stock Units and supersede all prior oral and written agreements regarding the Restricted Stock Units. In the event Participant does not execute this Grant Notice within [60] days of the Award Date, this Award shall be deemed [void ab initio][to have been automatically duly executed and accepted, unless the Participant affirmatively notifies the Company that the Participant does not wish to accept this Award. Participant’s acceptance of this Award constitutes his or her instruction and authorization to the Company or Employer and any brokerage firm determined acceptable to the Company or Employer for such purpose to sell on Participant’s behalf shares of Common Stock from those shares issuable to Participant as the Company or Employer determines to be appropriate to generate cash proceeds sufficient to satisfy Participant’s tax withholding obligation.

DYADIC INTERNATIONAL, INC.:	PARTICIPANT:
By:	Signature:
Print Name:	Print Name:
Title:

Attachments:  Restricted Stock Unit Award Agreement and 2021 Equity Incentive Plan

ATTACHMENT I

Restricted Stock Unit Award Agreement

DYADIC INTERNATIONAL, Inc.

2021 Equity Incentive Plan

Pursuant to the attached Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), Dyadic International, Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under its 2021 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (“Restricted Stock Units”) indicated in the Grant Notice.

Capitalized terms not expressly defined in this Agreement or the Grant Notice but defined in the Plan shall have the same definitions as are set forth in the Plan.

The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

1.

GRANT OF THE AWARD. Your Award represents the right to be issued on a future date one share of Common Stock (subject to any adjustment under Section 3 below) for each Restricted Stock Unit that vests in accordance with the Grant Notice and this Agreement. As of the Date of Grant, the Company shall credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Restricted Stock Units subject to your Award. This Award was granted in consideration of your services to the Company or an affiliate.

2.

VESTING; ACCELERATED VESTING UPON A CORPORATE TRANSACTION. Subject to the limitations contained in this Agreement and unless otherwise provided in a written employment agreement between you and the Company, your Award shall vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice. Unless otherwise provided in a written employment agreement between you and the Company, vesting shall cease upon your Termination of Service and the Restricted Stock Units credited to the Account that were not vested on the date of such termination shall be cancelled and you shall have no further right, title or interest in or to such Restricted Stock Units or the shares of Common Stock to be issued in respect of the Restricted Stock Units.

3.

CAPITALIZATION ADJUSTMENTS. The number of Restricted Stock Units issuable is subject to the adjustment from time to time as provided in Section 14.2 of the Plan. Any additional Restricted Stock Units or shares of Common Stock that become subject to your Award pursuant to this Section 3 shall be subject, in a manner determined by the Board, to the same vesting restrictions, restrictions on transfer, and time and manner of delivery as applicable to the other Restricted Stock Units and shares of Common Stock covered by your Award. Notwithstanding the provisions of this Section 3, no fractional share or right for a fractional share of Common Stock shall be created pursuant to this Section 3. Any fraction of a share shall be rounded down to the nearest whole share.

4.

SECURITIES LAW COMPLIANCE. You shall not be issued any shares of Common Stock under your Award unless the issuance of the shares of Common Stock issuable in respect of your Award is (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing your Award, and you shall not receive such shares of Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.

TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of your Award or the shares of Common Stock issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not pledge shares of Common Stock that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein shall lapse upon delivery to you of shares of Common Stock in respect of your vested Restricted Stock Units.

(a)

Death. Your Award and the shares of Common Stock issuable in respect of your Award are transferable by the laws of descent and distribution. At your death, vesting of your Award shall cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any shares of Common Stock or other consideration issuable in respect of your Award that vested but were not issued before your death.

(b)

Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of shares of Common Stock or other consideration hereunder, pursuant to a domestic relations order that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of your Award with the Company prior to finalizing the domestic relations order to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order.

6.

DATE OF ISSUANCE OF COMMON STOCK. Subject to the satisfaction of the tax withholding obligation set forth in Section 11 of this Agreement, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall issue and deliver to you one share of Common Stock (subject to any adjustment under Section 3 above) for each Restricted Stock Unit that vests on the applicable vesting date. The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.  The issuance of shares of Common Stock in respect of the Restricted Stock Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and shall be construed and administered in such a manner.

7.

DIVIDENDS. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from an Equity Restructuring or other adjustment pursuant to Section 14.2 of the Plan ; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

8.	RESTRICTIVE LEGENDS. The shares of Common Stock issued in respect of your Award shall be endorsed with any appropriate securities law legends as determined by the Company.

9.

EMPLOYMENT AGREEMENT.  If you have entered into a written employment agreement with the Company, then in the event of any inconsistency between a provision contained in your employment agreement and a provision contained in this Agreement, the Grant Notice or the Plan, the provision that is more favorable to you shall prevail.

10.

AWARD NOT A SERVICE CONTRACT.  Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an affiliate, or of the Company or an affiliate to continue your employment.  In addition, nothing in your Award shall obligate the Company or an affiliate, their respective stockholders, Boards of Directors, officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an affiliate.

11.

RESPONSIBILITY FOR TAXES.  You acknowledges that, to the extent permitted by applicable law, regardless of any action taken by the Company or, if different, any affiliate employing or retaining you (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed any amount actually withheld by the Company or the Employer. You further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units and the subsequent sale of Common Stock acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax- Related Items or achieve any particular tax result.

12.

WITHHOLDING OBLIGATION.  In the event your Restricted Stock Units are subject to the withholding obligation of the Company or the Employer, prior to any relevant taxable or tax withholding event, to the extent permitted by applicable law and as applicable, you agree to make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:

(a)	withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(b)

instructing a broker on Participant’s behalf to sell Shares otherwise issuable to Participant upon vesting of the RSUs sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by Participant upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income) and the net proceeds of such sale shall be submitted to the Company;

(c)

withholding Shares to be issued upon settlement of the RSUs, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum applicable statutory withholding amounts;

(d)	Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(e)	any other arrangement approved by the Committee and permitted under applicable law;

all under such rules as may be established by the Committee and in compliance with the Company’s Security Trading Policy and 10b5-1 Trading Plan Policy. Until determined otherwise by the Company, clause (ii) will be the method by which such withholding obligations are satisfied.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for your tax jurisdiction(s) in which case you will have no entitlement to the equivalent amount in Common Shares and will receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.

You agree to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company has no obligation to deliver shares of Common Stock or proceeds from the sale of such shares of Common Stock to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

13.

UNSECURED OBLIGATION. Your Award is unfunded, and as the holder of your Award you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock issuable in respect of the Restricted Stock Units.  Upon and following the settlement of the Restricted Stock Units, you shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner you shall be entitled to all rights of a stockholder of the Company (including voting rights). Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.

NOTICES. Any notices provided for in your Award, this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and your Award by electronic means or to request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.

APPLICABILITY OF THE PLAN.  Your Award and this Agreement are subject to all of the provisions of the Plan, the provisions of which are hereby made a part of your Award and are further subject to all interpretations and amendments of the Plan which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

16.

SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement or the Plan (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.

EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of your Award subject to this Agreement shall not be included as compensation, earnings, salaries or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its right to amend, modify or terminate any of the Company’s or any affiliate’s employee benefit plans.

18.

AMENDMENT. This Agreement may not be modified or amended except by an instrument in writing, signed by a duly authorized representative of the Company, provided that no such amendment materially adversely affecting your rights hereunder may be made without your written consent. However, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of your Award which is then subject to restrictions as provided herein.

19.

COMPLIANCE WITH SECTION 409A OF THE CODE. Your Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to, by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that your Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from and determined to be deferred compensation subject to Section 409A of the Code, your Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that your Award is deferred compensation subject to Section 409A and you are a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined in Section 409A), then the issuance of any shares of Common Stock that would otherwise be made upon the date of your separation from service or within the first six months thereafter shall not be made on the originally scheduled date and shall instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of such shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of such shares is necessary to avoid the imposition of adverse taxation on you in respect of such shares under Section 409A of the Code. Each installment of shares of Common Stock that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

20.

AWARD SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT. To the extent permitted by applicable law, the Restricted Stock Units or any Common Stock issued in settlement thereof will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your service with the Company or its affiliates.

21.	MISCELLANEOUS.
(a)

The Company may assign any of its rights under the Grant Notice, this Agreement and the Plan to one or more assignees, and all covenants contained in the Grant Notice, this Agreement and the Plan shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. All obligations of the Company under the Grant Notice, this Agreement and the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.  Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b)	You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)

You acknowledge and agree that you have reviewed this Agreement, the Grant Notice and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d)	This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

ATTACHMENT II

2021 EQUITY INCENTIVE PLAN